Exhibit 99.1

Assembly Biosciences Announces Effective Date of Reverse Stock Split

– Assembly Bio common stock expected to begin trading on a split-adjusted basis on February 12, 2024 –

SOUTH SAN FRANCISCO, Calif., Feb. 8, 2024 -- Assembly Biosciences, Inc. (Nasdaq: ASMB), a biotechnology company developing innovative antiviral therapeutics targeting serious viral diseases, today announced that it expects a 1-for-12 reverse stock split of its outstanding shares of common stock will be effective as of February 9, 2024. The company anticipates that its common stock will begin trading on a split-adjusted basis on The Nasdaq Global Select Market under the same symbol (ASMB) when the market opens on February 12, 2024, with the new CUSIP number 045396207.

As of the effective time of the reverse stock split, every 12 issued and outstanding shares of the company’s common stock will be automatically reclassified into one issued and outstanding share of the company’s common stock. This will reduce the number of shares outstanding from approximately 65.8 million shares to approximately 5.5 million, subject to adjustment for fractional shares. The reverse stock split will not affect the number of authorized shares of common stock or the par value of the common stock.

Equiniti Trust Company, LLC, is acting as the exchange agent for the reverse stock split. Registered stockholders holding pre-split shares of the company's common stock are not required to take any action to receive post-split shares. Stockholders owning shares via a broker, bank, trust or other nominee will have their positions automatically adjusted to reflect the reverse stock split, subject to such broker's particular processes, and will not be required to take any action in connection with the reverse stock split. Stockholders holding shares of the company's common stock in certificate form will receive a transmittal letter from Equiniti with instructions as soon as practicable after the effective date.

The reverse stock split is primarily intended to bring the company into compliance with the minimum bid price requirement for maintaining its listing on The Nasdaq Global Select Market. The reverse stock split was approved by the company’s stockholders at its special meeting of stockholders held on January 31, 2024. After this meeting, Assembly Bio’s board of directors approved the reverse stock split at a ratio of 1-for-12. Additional information about the reverse stock split can be found in the company’s definitive proxy statement filed with the Securities and Exchange Commission on December 21, 2023, which is available free of charge at the SEC’s website, www.sec.gov, and on the company’s website at www.assemblybio.com.

About Assembly Biosciences

Assembly Biosciences is a biotechnology company dedicated to the development of innovative small-molecule antiviral therapeutics designed to change the path of serious viral diseases and improve the lives of patients worldwide. Led by an accomplished team of leaders in virologic drug development, Assembly Bio is committed to improving outcomes for patients struggling with the serious, chronic impacts of herpesvirus, hepatitis B virus (HBV) and hepatitis delta virus (HDV) infections. For more information, visit assemblybio.com.

Forward-Looking Statements

The information in this press release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to materially differ. These risks and uncertainties include: statements regarding the timing of the reverse stock split; Assembly Bio’s ability to regain compliance with the Nasdaq minimum bid price requirement; Assembly Bio’s ability to realize the potential benefits of its collaboration with Gilead Sciences, Inc. (Gilead), including all financial aspects of the collaboration and equity investments; Assembly Bio’s ability to initiate and complete clinical studies involving its therapeutic product candidates, including studies contemplated by Assembly Bio’s collaboration with Gilead, in the currently anticipated timeframes or at all; the occurrence of any event, change or other circumstance that could give rise to the termination of Assembly Bio’s collaboration with Gilead; safety and efficacy data from clinical or nonclinical studies may not warrant further development of Assembly Bio’s product candidates; clinical and nonclinical data presented at conferences may not differentiate Assembly Bio’s product candidates from other companies’ candidates; results of nonclinical studies may not be representative of disease behavior in a clinical setting and may not be predictive of the outcomes of clinical studies; and other risks identified from time to time in Assembly Bio’s reports filed with the U.S. Securities and Exchange Commission (the SEC). You are urged to consider statements that include the words may, will, would, could, should, might, believes, hopes, estimates, projects, potential, expects, plans, anticipates, intends, continues, forecast, designed, goal or the negative of those words or other comparable words to be uncertain and forward-looking. Assembly Bio intends such forward-looking statements to be covered by the safe harbor provisions contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. More information about Assembly Bio’s risks and uncertainties are more fully detailed under the heading “Risk Factors” in Assembly Bio’s filings with the SEC, including its most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Except as required by law, Assembly Bio assumes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Investor and Corporate:

Shannon Ryan

SVP, Investor Relations, Corporate Affairs and Alliance Management

(415) 738-2992

investor_relations@assemblybio.com

Media:

Sam Brown Inc.

Hannah Hurdle

(805) 338-4752

ASMBMedia@sambrown.com